Exhibit 99.1

Certification of Chief Executive Officer pursuant to the Emergency Economic Stability Act of 2008

I, Ernest S. Pinner, certify, based on my knowledge, that:

(i) The compensation committee of CenterState Banks, Inc., discussed, reviewed, and evaluated with the senior risk officer on August 25, 2009 the senior executive officer (SEO) compensation plans and the employee compensation plans and the risks these plans pose to CenterState Banks, Inc. CenterState Banks, Inc. repurchased the preferred stock issued to Treasury on September 30, 2009 and also repurchased the remaining warrants issued to Treasury on October 28, 2009;

(ii) The compensation committee of CenterState Banks, Inc., has identified and limited during the period beginning on September 14, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date (the applicable period), any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of CenterState Banks, Inc., and during that same applicable period has identified any features of the employee compensation plans that pose risks to CenterState Banks, Inc., and has limited those features to ensure that CenterState Banks, Inc., is not unnecessarily exposed to risks;

(iii) On August 25, 2009, the compensation committee has reviewed the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of CenterState Banks, Inc., to enhance the compensation of an employee, and has limited any such features;

(iv) The compensation committee of CenterState Banks, Inc., will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The compensation committee of CenterState Banks, Inc., will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in

(A)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of CenterState Banks, Inc.;

(B)	Employee compensation plans that unnecessarily expose CenterState Banks, Inc., to risks; and

(C)	Employee compensation plans that could encourage the manipulation of reported earnings of CenterState Banks, Inc., to enhance the compensation of an employee;

(vi) CenterState Banks, Inc., has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) CenterState Banks, Inc., has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the period beginning on June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;

(viii) CenterState Banks, Inc., has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period beginning on June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date,

(ix) The board of directors of CenterState Banks, Inc., has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, by September 14, 2009; this policy has been provided to Treasury and its primary regulatory agency; CenterState Banks, Inc., and its employees have complied with this policy during the applicable period; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x) CenterState Banks, Inc., will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the period beginning on June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;

(xi) CenterState Banks, Inc., will disclose the amount, nature, and justification for the offering during the period beginning on June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii) CenterState Banks, Inc., will disclose whether CenterState Banks, Inc., the board of directors of CenterState Banks, Inc., or the compensation committee of CenterState Banks, Inc., has engaged during the period beginning on June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) CenterState Banks, Inc., has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;

(xiv) CenterState Banks, Inc., has substantially complied with all other requirements related to employee compensation that are provided in the agreement between CenterState Banks, Inc., and Treasury, including any amendments;

(xv) CenterState Banks, Inc. has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the most recent completed fiscal year. CenterState repurchased the preferred stock issued to Treasury on September 30, 2009 and also repurchased the remaining warrants issued to Treasury on October 28, 2009. As such, CenterState was not required to submit a similar list for the current year ending December 31, 2010. The non-SEOs were ranked in descending order of level of annual compensation, with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

Date: March 25, 2010	/s/ Ernest S. Pinner
Ernest S. Pinner
Principal Executive Officer, Chairman of the Board, President, and Chief Executive Officer
CenterState Banks, Inc.